Mitek Reports Fiscal 2023 Third Quarter Financial Results;
Reiterates Fiscal Full Year Guidance

SAN DIEGO, CA, October 26, 2023 - Mitek Systems, Inc. (NASDAQ: MITK, www.miteksystems.com, “Mitek” or the “Company”), a global leader in digital identity and digital fraud prevention, today reported financial results for its third quarter of fiscal 2023 ended June 30, 2023.

Fiscal 2023 Third Quarter Financial Highlights

•Total revenue increased 10% year over year to $43.1 million in a record third quarter.
•GAAP net loss was $0.4 million, or $0.01 per diluted share.
•Non-GAAP net income was $9.5 million, or $0.20 per diluted share.
•Cash flow from operations was $16.6 million.
•Total cash and investments were $131.0 million on June 30, 2023.

Fiscal 2023 First Nine Months Financial Highlights

•Total revenue increased 28% year over year to $134.9 million.
•GAAP net income was $9.5 million, or $0.20 per diluted share.
•Non-GAAP net income was $37.4 million, or $0.81 per diluted share.
•Cash flow from operations was $28.1 million.

Mitek CEO Max Carnecchia’s Comments

"Our third-quarter results put us on track to meet our full-year revenue guidance of 18% growth year over year and 30% to 31% non-GAAP operating margins for the full fiscal year ended September 30, 2023. We expect our Deposits revenue to grow over 20% year over year for our full fiscal year, while Identity revenue is on track to grow at least 18% year over year. Also, over the trailing twelve months ended June 30, 2023, Mitek’s net revenue retention rate was over 120%, which underscores the value our solutions deliver in the growing markets we serve. We also continue to drive toward profitability for our Identity business, which we expect to occur by the end of fiscal 2024. Lastly, during the third quarter, we continued to generate significant cash flow and strengthen our balance sheet."

Fiscal 2023 Full Year Guidance

Mitek is reiterating its fiscal 2023 guidance for the year ending September 30, 2023, expecting revenue to be in the range of $169.0 million to $171.0 million, an increase of approximately 18% year over year from the mid-point of the guidance range. Mitek expects its non-GAAP operating margin for fiscal 2023 to be in the range of 30.0% to 31.0%.

Conference Call Information

Mitek management will host a conference call and live webcast for analysts and investors on October 26, 2023 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss the Company’s financial results for the three and nine months ended June 30, 2023. To access the live call, dial 877-270-2148 (US and Canada) or +1 412-902-6510 (International) and ask to join the Mitek call.

A live and archived webcast of the conference call will be accessible on the Investor Relations section of the Company’s website at www.miteksystems.com. In addition, a phone replay will be available approximately two hours following the end of the call, and it will remain available for one week. The phone call replay can be accessed by dialing 877-344-7529 (US or Canada) or 1-412-317-0088 (International) and entering the passcode: 5586065.

About Mitek Systems, Inc.

Mitek (NASDAQ: MITK) is a global leader in digital access, founded to bridge the physical and digital worlds. Mitek’s advanced identity verification technologies and global platform make digital access faster and more secure than ever, providing companies new levels of control, deployment ease and operation, while protecting the entire customer journey. Trusted by 99% of U.S. banks for mobile check deposits and
7,900 of the world’s largest organizations, Mitek helps companies reduce risk and meet regulatory requirements. Learn more at www.miteksystems.com. [(MITK-F)]

Follow Mitek on LinkedIn and YouTube, and read Mitek’s latest blog posts here.

Notice Regarding Forward-Looking Statements

Statements contained in this news release relating to the Company or its management’s intentions, hopes, beliefs, expectations or predictions of the future, including, but not limited to, statements relating to the Company’s estimates and expectations for the year ended September 30, 2023 and its fiscal 2023 guidance, long-term prospects and market opportunities of the Company and the Company’s expectations regarding profitability of its Identity business. Such forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks related to the Company’s ability to withstand negative conditions in the global economy, a lack of demand for or market acceptance of the Company’s products, the impact of the Company’s acquisition of HooYu Ltd. including any operational or cultural difficulties associated with the integration of the businesses of Mitek and HooYu Ltd., the Company’s ability to continue to develop, produce and introduce innovative new products in a timely manner, the Company’s ability to capitalize on a growing market, quarterly variations in revenue, the profitability of certain sectors of the Company, the performance of the Company’s growth initiatives, the outcome of any pending or threatened litigation, and the timing of the implementation and launch of the Company’s products by the Company’s signed customers.

Additional risks and uncertainties faced by the Company are contained from time to time in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, as filed with the SEC on July 31, 2023 and its quarterly reports on Form 10-Q and current reports on Form 8-K, which you may obtain for free on the SEC’s website at www.sec.gov. Collectively, these risks and uncertainties could cause the Company’s actual results to differ materially from those projected in its forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company disclaims any intention or obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Contact:
Todd Kehrli or Jim Byers
MKR Investor Relations, Inc.
mitk@mkr-group.com

Note Regarding Use of Non-GAAP Financial Measures

This news release contains non-U.S. generally accepted accounting principles (“GAAP”) financial measures for non-GAAP net income and non-GAAP net income per share that exclude amortization and acquisition-related costs, intellectual property litigation costs, executive transition costs, stock compensation expense, non-recurring audit fees, restructuring costs, amortization of debt discount and issuance costs, income tax effect of pre-tax adjustments, and the cash tax difference. These financial measures are not calculated in accordance with GAAP and are not based on any comprehensive set of accounting rules or principles. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement financial statements prepared under GAAP. Management believes these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management and the Board of Directors of the Company utilize these non-GAAP financial measures to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes these non-GAAP financial measures, when read in conjunction with the Company’s GAAP financial statements, are useful to investors because they provide a basis for meaningful period-to-period comparisons of the Company’s ongoing operating results, including results of operations against investor and analyst financial models, which helps identify trends in the Company’s underlying business and provides a better understanding of how management plans and measures the Company’s underlying business.

The Company has not provided a reconciliation of its forward outlook for non-GAAP operating margin with its forward-looking GAAP operating margin in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to quantify share-based compensation expense, which is excluded from our non-GAAP operating margin, as it requires additional inputs such as the number of shares granted and market prices that are not ascertainable due to the volatility of the Company’s share price. Additionally, a significant portion of the Company’s operations are in foreign countries and the transactional currencies are primarily Euros and British pound sterling and the Company is not able to predict fluctuations in those currencies without unreasonable efforts.

Key Business Metrics

We monitor net revenue retention to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions.

To calculate net revenue retention, the Company first calculates total revenue (including expansion revenue) and reduce that amount by revenue churn (e.g. contract expirations, cancellations, downgrades, or other reductions). To calculate net revenue retention rate, the Company specifies a measurement period consisting of the trailing 12 months from its current period end. The Company then calculates its net revenue retention rate as the quotient obtained by dividing its total revenue in the second year of the measurement period by its revenue in the first year of the measurement period (i.e. the numerator excludes revenue generated by customers newly acquired in the second year of measurement). The net revenue retention rate is subject to adjustments for acquisitions, consolidations, spin-offs, and other market activity, and the Company presents its net revenue retention rate for historical periods reflecting these adjustments.

MITEK SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(amounts in thousands except share data)

	June 30, 2023	September 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$87,490	$32,059
Short-term investments	40,651	58,268
Accounts receivable, net	37,616	27,874
Contract assets, current portion	7,420	6,273
Prepaid expenses	2,227	2,000
Other current assets	2,828	2,622
Total current assets	178,232	129,096
Long-term investments	2,815	10,633
Property and equipment, net	3,010	3,493
Right-of-use assets	4,335	5,155
Goodwill and intangible assets	201,949	195,942
Deferred income tax assets	18,553	10,245
Contract assets, non-current portion	7,050	4,218
Other non-current assets	1,533	1,628
Total assets	$417,477	$360,410
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,733	$4,974
Accrued payroll and related taxes	9,548	10,393
Accrued liabilities	1,231	1,155
Accrued interest payable	673	202
Income tax payables	10,059	194
Deferred revenue, current portion	12,786	13,394
Lease liabilities, current portion	2,123	2,110
Acquisition-related contingent consideration	8,013	5,920
Restructuring accrual	—	901
Other current liabilities	1,521	1,254
Total current liabilities	53,687	40,497
Convertible senior notes	133,579	127,970
Deferred revenue, non-current portion	2,056	1,775
Lease liabilities, non-current portion	2,968	4,106
Deferred income tax liabilities, non current portion	15,970	14,132
Other non-current liabilities	1,573	1,613
Total liabilities	209,833	190,093
Stockholders’ equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value, 120,000,000 shares authorized, 45,507,401 and 44,680,429 issued and outstanding, as of June 30, 2023 and September 30, 2022, respectively	45	44
Additional paid-in capital	225,633	216,493
Accumulated other comprehensive loss	(9,504)	(28,219)
Accumulated deficit	(8,530)	(18,001)
Treasury stock, at cost, no shares and 7,773 shares as of June 30, 2023 and September 30, 2022, respectively	—	—
Total stockholders’ equity	207,644	170,317
Total liabilities and stockholders’ equity	$417,477	$360,410

MITEK SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(amounts in thousands except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Revenue
Software and hardware	$21,447	$19,515	$73,083	$53,110
Services and other	21,623	19,680	61,813	52,068
Total revenue	43,070	39,195	134,896	105,178
Operating costs and expenses
Cost of revenue—software and hardware (exclusive of depreciation & amortization)	428	508	816	1,196
Cost of revenue—services and other (exclusive of depreciation & amortization)	5,284	5,276	15,863	13,594
Selling and marketing	10,296	11,216	29,434	28,859
Research and development	7,461	8,411	22,504	21,914
General and administrative	11,588	6,591	30,126	18,628
Amortization and acquisition-related costs	6,207	4,493	15,302	10,777
Restructuring costs	14	1,807	2,000	1,807
Total operating costs and expenses	41,278	38,302	116,045	96,775
Operating income	1,792	893	18,851	8,403
Interest expense	2,362	2,077	6,662	6,125
Other income (expense), net	925	89	1,719	(2)
Income (loss) before income taxes	355	(1,095)	13,908	2,276
Income tax benefit (provision)	(783)	880	(4,437)	1,068
Net income (loss)	$(428)	$(215)	$9,471	$3,344
Net income (loss) per share—basic	$(0.01)	$(0.00)	$0.21	$0.07
Net income (loss) per share—diluted	$(0.01)	$(0.00)	$0.20	$0.07
Shares used in calculating net income (loss) per share—basic	46,002	44,669	45,625	44,721
Shares used in calculating net income (loss) per share—diluted	46,473	45,224	46,210	45,793

MITEK SYSTEMS, INC.
NON-GAAP NET INCOME RECONCILIATION
(Unaudited)
(amounts in thousands except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Net income (loss)	$(428)	$(215)	$9,471	$3,344
Non-GAAP adjustments:
Amortization and acquisition-related costs(2)	6,207	4,493	15,302	11,138
Intellectual property litigation costs	393	438	1,119	1,098
Executive transition costs	91	—	672	—
Stock compensation expense	2,629	3,688	7,790	10,117
Non-recurring audit fees	812	—	2,185	—
Restructuring costs	14	1,807	2,000	1,807
Amortization of debt discount and issuance costs	1,909	1,787	5,609	5,239
Income tax effect of pre-tax adjustments	(3,415)	(3,045)	(9,113)	(7,342)
Cash tax difference(1)	1,243	1,902	2,410	5,275
Non-GAAP net income	9,455	10,855	37,445	30,676
Non-GAAP income per share—basic	$0.21	$0.24	$0.82	$0.69
Non-GAAP income per share—diluted	$0.20	$0.24	$0.81	$0.67
Shares used in calculating non-GAAP net income per share—basic	46,002	44,669	45,625	44,721
Shares used in calculating non-GAAP net income per share—diluted	46,473	45,224	46,210	45,793

(1)The Company’s non-GAAP net income is calculated using a cash tax rate of 23% in fiscal 2023 and 3% in fiscal 2022. The estimated cash tax rate is the estimated annual tax payable on the Company’s tax returns as a percentage of estimated annual non-GAAP pre-tax net income. The Company uses an estimated cash tax rate to adjust for the historical variation in the effective book tax rate associated with the reversal of valuation allowances. The fiscal 2022 cash tax rate includes a beneficial impact of reduced taxes payable due to the utilization of research and development tax credits and the utilization of loss carryforward. The Company believes that the cash tax rate provides a more transparent view of the Company’s operating results. The Company’s effective tax rate used for the purposes of calculating GAAP net loss for the three months ended June 30, 2023 and 2022 was negative 221% and negative 80%, respectively. The Company’s effective tax rate used for the purposes of calculating GAAP net income for the nine months ended June 30, 2023 and 2022 was negative 32% and 47%, respectively.
(2)Included in acquisition-related costs and expenses in the nine months ended June 30, 2022 is $0.3 million of foreign exchange and investment losses incurred in connection with the acquisition of HooYu Ltd. which is included in other income (expense), net in the consolidated statements of operations.